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Exhibit 5.1

Opinion of Greenberg Traurig, P.A.

April 22, 2013

BioTelemetry, Inc.
227 Washington Street #210
Conshohocken, PA 19428

Ladies and Gentlemen:

        We have acted as counsel for BioTelemetry, Inc., a Delaware corporation (the "Company"), and a direct and wholly owned subsidiary of CardioNet, Inc., a Delaware corporation ("CardioNet"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), of a registration statement on Form S-4 (the "Registration Statement") relating to the registration under the Securities Act of shares of the Company's common stock, par value $0.001 per share (the "Shares"), as described in the Registration Statement. The Shares will be issued pursuant to the Agreement and Plan of Reorganization, dated as of April 22, 2013, as set forth in Annex I to the proxy statement/prospectus constituting a part of the Registration Statement (the "Reorganization Agreement"), among the Company, CardioNet and BioTelemetry Merger Sub, Inc., a Delaware corporation ("Merger Sub"), pursuant to which Merger Sub will be merged with and into CardioNet (the "Merger"). CardioNet will be the surviving company in the Merger and become a wholly-owned subsidiary of the Company and, as a result of the Merger, each outstanding share of common stock, par value $0.001 per share, of CardioNet will be converted into one share of common stock of the Company, as described in the Registration Statement.

        For purposes of this opinion letter, we have examined the Registration Statement, the Reorganization Agreement and originals or copies, identified to our satisfaction, of such other documents, corporate records, instruments and other relevant materials as we deemed advisable and have made such examination of statutes and decisions and reviewed such questions of law as we have considered necessary or appropriate. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such copies. As to facts material to this opinion letter, we have relied upon certificates, statements or representations of public officials, of officers and representatives of the Company and of others, without any independent verification thereof.

        On the basis of and subject to the foregoing, we are of the opinion that the Shares to be issued in the Merger have been duly authorized and, when and to the extent issued and delivered upon the consummation of the Merger in accordance with the terms of the Reorganization Agreement and as described in the Registration Statement, will be validly issued, fully paid and nonassessable.

        We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Validity of Shares" in the proxy statement/prospectus which is a part of the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Commission promulgated thereunder.

Yours very truly,
/s/ Greenberg Traurig, P.A.

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  Exhibit 5.1
Opinion of Greenberg Traurig, P.A.